Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-12543 and 333-127206) of BFC Financial Corporation of our report dated March 14, 2007, except for the change in the composition of reportable segments discussed in Note 3, as to which the date is July 3, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 2 to Form 10-K.
/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
July 3, 2007